Exhibit 99

                                                                October 23, 1996


            SETTLEMENT PROPOSED ON "USED AND USEFUL" ISSUE
              INVOLVING SALEM NUCLEAR GENERATING STATION

      Public Service Electric and Gas Company (PSE&G), the staff of the New Jersey Board of Public Utilities (BPU), and the state's Division of Ratepayer Advocate today (October 23) agreed upon the resolution of three regulatory issues, including the "used and usefulness" of the Salem Nuclear Generating Station.

      Under the settlements, which require approval of the BPU, PSE&G would provide electric customers with bill credits totaling $83.9 million in January and February, 1997, and would forego recovery of another $12 million in energy costs that have been deferred. The total benefit to PSE&G's customers would amount to $95.9 million.

      The settlements would result in an earnings loss of $62.3 million or 26 cents per share of Public Service Enterprise Group (Enterprise) common stock. Of the total, $3.3 million or 1 cent per share had been previously recorded, and the remaining $59.0 million or 25 cents per share will be recorded in the third quarter of 1996.

      Accordingly, Enterprise and PSE&G are required to restate third-quarter earnings announced on October 15. As a result, Enterprise's restated earnings for the third quarter of 1996 are $156.0 million or 64 cents per share of common stock based on 243.1 million average shares outstanding, compared to $186.8 million or 76 cents per share, based on 244.7 million average shares outstanding, for the corresponding period of 1995. PSE&G's restated earnings for the third quarter are $117.8 million or 48 cents per share, compared to $176.2 million or 72 cents per share for the third quarter of 1995.

      In addition to the settlement of the regulatory issues, PSE&G and the Ratepayer Advocate announced that the utility would create a $30 million economic development fund and support certain customer assistance programs.

      Under the first of the three agreements, Salem 1 and 2 nuclear units would continue in base rates without being subject to further refund. In addition, PSE&G would assume all nuclear and fossil generating fuel and performance risks, including replacement power costs associated with the Salem, Hope Creek and Peach Bottom nuclear stations from January 1, 1996 through December 31, 1998, the proposed expiration date of this settlement.

      As a result of PSE&G's assumption of these risks, New Jersey's nuclear performance standard would not apply during the period of January 1, 1996 to December 31, 1998. In addition, the energy component of PSE&G's levelized energy adjustment charge (LEAC) would be fixed at its existing level, assuring PSE&G's customers of no increase in this rate until at least January 1999.



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      "The proposed  settlement gives PSE&G increased  incentives to operate all its electric generating facilities as efficiently as possible, particularly since costs associated with substandard nuclear performance will not be recovered from customers," said Lawrence R. Codey, president and chief operating officer of PSE&G.

      "In particular, with the plan to keep the energy component of the LEAC at its current level, PSE&G would have an opportunity --through efficient and effective operations -- to recover deferred energy costs as of December 31, 1996, which are currently estimated to be $163 million."

      Codey emphasized that the proposed settlements are a "fair resolution of difficult regulatory issues." He added: "By settling the Salem proceedings, we will be able to address more effectively the rapidly developing industry issues for the benefit of PSE&G, especially those currently being addressed by the BPU through its review of the Energy Master Plan."

      Salem 1 and 2 have been out of service for refurbishment since May and June of 1995, respectively, and both are targeted for full operation in 1997.

      "Activities at Salem 2 are now predominantly test-related," said Leon R. Eliason, PSE&G's chief nuclear officer. "Our latest schedule calls for fuel loading in about five weeks, with synchronization of the unit to the grid around or shortly after the first of the year. Our objective remains unchanged: Neither Salem unit will be returned to operation until we are convinced that it will operate on a safe, reliable and sustained basis."

      Salem 1 is scheduled to return to service in mid-1997. Currently, replacement steam generators, purchased from Northeast Utilities, have arrived on site and are scheduled for installation by year-end 1996. With the replacement effort underway, overall refurbishment of the unit is set to resume in November.

      The key elements of the stipulation resolving the "used and useful" issue are as follows:

 I. PSE&G would provide bill credits to electric customers of $77.5 million during January and February, 1997.

 II. The energy component of PSE&G's LEAC, which recovers all LEAC costs except gas plant remediation, demand side management and nuclear decommissioning, would be fixed at its current level. From January 1, 1997 through December 31, 1998, any revenue and costs related to the energy component of the LEAC would be treated as revenue and expense. In addition, from January 1, 1997 through December 31, 1998, PSE&G would have the opportunity to reduce its deferred LEAC energy balance as of December 31, 1996. Any underrecovered or overrecovered balance that exists on December 31, 1998 would be to PSE&G's account and would not be considered in any LEAC review subsequent to that date.





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 III.   Because the bill credits  "fully  protect  ratepayers  from the economic consequences of the current outages," there would be no further regulatory action regarding the "used and useful" issue through December 31, 1998.

 IV. The BPU's nuclear performance standard would not apply to PSE&G from January 1, 1996 through December 31, 1998 since the risk of nuclear operation and performance will reside with the company. The standard had served as a mechanism to share the risk of performance between the company and its customers.

  V. If PSE&G buys out or buys down any cogeneration contracts during the stipulation period, it would be permitted to defer associated costs, which would be reviewed at a future BPU proceeding.


 VI. PSE&G, the BPU staff and the Ratepayer Advocate reserve the right to review, in the next base rate proceeding, Salem-related capitalized costs incurred since base rates were last reviewed in 1992 as part of a rate case that was effective January 1, 1993.

 VII. A new LEAC rate would be established after the settlement period, with PSE&G making a filing no later than November 1, 1998.

     In addition to the resolution of the Salem "used and useful" issue, two other agreements would address separate long-standing issues that PSE&G had been litigating before the BPU:

 VIII. The recovery of certain replacement power costs associated with a 58-day outage at Salem 1 in 1994 after excessive grass from the Delaware River clogged the unit's intake system. Under the proposed agreement, PSE&G would reduce its underrecovered LEAC balance by $7 million.

 IX. The recovery of capacity costs associated with electric utility power purchases from cogeneration producers through December 31, 1998. Under the proposed agreement, PSE&G would provide bill credits to electric customers of $6.4 million during January and February, 1997. In addition, it would reduce its underrecovered LEAC balance by $5 million.

 X. Besides the agreements, PSE&G and the Ratepayer Advocate agreed on a commitment by the utility to provide financial assistance toward economic growth and development in New Jersey. The agreement, which runs through December 31, 1999, calls for PSE&G to:

 XI. Create a $30 million revolving economic development fund with emphasis on stimulating jobs and developing high technology projects in urban areas.

 XII. Provide incentives to encourage local public housing authorities to replace up to 4,000 refrigerators a year.





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 XIII.  Commit $1 million to develop a fund to provide  innovative  assistance to low-income residents who are having difficulty paying energy bills.

 XIV. Develop a computer system to assist low-income residents in identifying government and community programs for which they would be eligible to receive benefits.


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      This news release  includes  forward-looking  statements.  Although Public
Service Enterprise Group Incorporated and its principal subsidiary, Public Service Electric and Gas Company, believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with
the  Securities  and  Exchange  Commission.   These  documents  address  company
business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.